Exhibit 12.2

Section 2: EX-12.2 (EX 12.2)

Doral Financial Corporation

Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

	For the year ended December 31,
	2011		2010	2009		2008		2007
Including Interest on Deposits

Earnings (Losses):
Pre-tax loss from continuing operations	$(8,983)		$(277,011)	$(42,621)		$(32,258)		$(302,762)
Plus:
Fixed Charges (excluding capitalized interest)	181,804		243,458	293,019		349,621		427,141

Total Earnings (Losses)	$172,821		$(33,553)	$250,398		$317,363		$124,379

Fixed Charges:
Interest expensed and capitalized	$177,656		$240,275	$290,451		$347,001		$423,986
Amortized premiums, discounts, and capitalized expenses related to indebtedness	1,066		642	187		192		633
An estimate of the interest component within rental expense	3,082		2,541	2,381		2,428		2,522

Total Fixed Charges	181,804		243,458	293,019		349,621		427,141

Preferred dividends	9,661		9,109	15,841		33,299		33,299
Ratio of pre tax loss to net loss	0.840		0.949	2.016		0.101		1.771

Preferred dividend factor	8,115		8,644	31,935		3,363		58,973

Total fixed charges and preferred stock dividends	$189,919		$252,102	$324,954		$352,984		$486,114

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	(A	)	(A )	(A	)	(A	)	(A )

Excluding Interest on Deposits

Earnings (Losses):
Pre-tax loss from continuing operations	$(8,983)		$(277,011)	$(42,621)		$(32,258)		$(302,762)
Plus:
Fixed Charges (excluding capitalized interest)	93,518		132,620	167,836		192,891		255,909

Total Earnings (Losses)	$84,535		$(144,391)	$125,215		$160,633		$(46,853)

Fixed Charges:
Interest expensed and capitalized	$89,370		$129,437	$165,318		$190,271		$252,754
Amortized premiums, discounts, and capitalized expenses related to indebtedness	1,066		642	187		192		633
An estimate of the interest component within rental expense	3,082		2,541	2,381		2,428		2,522

Total Fixed Charges	93,518		132,620	167,886		192,891		255,909

Preferred dividends	9,661		9,109	15,841		33,299		33,299
Ratio of pre tax loss to net loss	0.840		0.949	2.016		0.101		1.771

Preferred dividend factor	8,115		8,644	31,935		3,363		58,973

Total fixed charges and preferred stock dividends	$101,633		$141,264	$199,821		$196,254		$314,882

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	(A	)	(A )	(A	)	(A	)	(A )

(A)

For the years ended December 31, 2011, 2010, 2009, 2008 and 2007 earnings were not sufficient to cover preferred dividends and the ratios were less than 1:1. The Company would have had to generate additional earnings of $17.1 million, $277.0 million, $42.6 million, $32.3 million and $302.8 million to achieve a ratio of 1:1 in 2011, 2010, 2009, 2008 and 2007, respectively.